Exhibit 10.1

     THIS AGREEMENT is entered into as of October 23, 2000 between JD AMERICAN WORKWEAR, INC., a Delaware corporation (the "Company") and THE UNION LABOR LIFE INSURANCE COMPANY OF AMERICA, INC., a Maryland corporation ("ULLICO").

                             W I T N E S S E T H

     WHEREAS, the Company and ULLICO are parties to a Securities and Purchase Agreement dated April 9, 1998 (the "SPA"), pursuant to which ULLICO acquired 2,500 shares, representing 100% of the issued and outstanding shares, of the Company's Series B Cumulative Convertible Preferred Stock (the "Series B Preferred Stock"); and

     WHEREAS, Section 8.1 of the SPA provides that, unless ULLICO agrees in writing, the Company shall not issue any other equity security senior to or on a parity with the Series B Preferred Stock; and

     WHEREAS, Section 8.3 of the SPA provides that, unless ULLICO agrees in writing, the Company will not make any substantial change in the character of its business; and

     WHEREAS, Section 10 of the SPA provides that ULLICO shall have a right of first refusal to purchase all (or any part of all) Equity Securities that the Company may from time to time propose to sell and issue after the Closing Date(as defined in the SPA); and

     WHEREAS, the Company filed a Certificate of Designation of the Series B Preferred Stock with the Secretary of State of Delaware on April 9, 1998 (the "Certificate of Designation"); and

     WHEREAS, the Section 4(a)(1)of the Certificate of Designation provides that, in the event that the Company enters into any transaction or series of transactions in which 50% of the Company's voting power is transferred, the holders of the Series B Preferred Stock shall receive certain consideration as set forth in said Section 4(a); and

     WHEREAS, Section 7(i) of the Certificate of Designation provides that the Conversion Price of the Series B Preferred Stock, as defined therein, shall be adjusted in the event that the Company issues or sells Additional Shares of Common Stock, as defined therein, for an Effective Price less than the existing Conversion Price (each as defined therein), then the Conversion Price of the Series B Preferred Stock shall be adjusted as set forth in said Section 7(i); and
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     WHEREAS,  Section 8(c) of the Certificate of Designation  provides that, so long as any shares of Series B Preferred Stock remain outstanding, the Company will not, without the prior written consent of the Holders of a Majority of the Series B Preferred Stock (each term as defined therein), issue any other equity security senior to or on a parity with the Series B Preferred Stock;

     WHEREAS, ULLICO is the holder of the Company's Warrant No. 1 dated April 9, 1998, pursuant to which ULLICO is entitled to purchase 799,000 shares of the Company's Common Stock in accordance with the term thereof (the "Existing Warrant"); and

     WHEREAS, the Existing Warrant provides for certain adjustments to the Existing Warrant in the event that the Company issues additional shares of the Company's Common Stock as set forth in Section 4(C) of the Existing Warrant; and

     WHEREAS, the Company may enter into stock purchase agreements with established corporations and may sell equity securities to raise capital for future needs.

     NOW THEREFORE, in consideration of the mutual agreements set forth herein and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. ULLICO represents and warrants that it is the holder of 3,208 shares of the Company's Series B Preferred Stock represented by certificate, which shares have not been sold, transferred, assigned, pledged or otherwise hypothecated in any way. ULLICO also stipulates that it is the holder of 1,032,500 warrants to purchase common stock.

2. ULLICO hereby consents to the execution of the Patina Agreement and the Patina Amendment, Rhode Island Truck and Equipment, Inc and International Commerce and Finance, Inc., and to the closing of the acquisitions or future ventures contemplated thereby. In connection therewith, ULLICO hereby consents to the issuance of the Series C Preferred Stock by JDAW as consideration for the shares of all the above acquisitions or ventures.

3. ULLICO hereby consents to future Private Placements and the issuance of shares of the Company's Preferred or Common Stock for capital raising as long as the stock does not sell for or convert at less than $1.00 per share.

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4.  ULLICO  hereby  expressly  waives its Right of First Refusal as set forth in
    Section 10 of the SPA as long as all equity is issued at or above $1.00 per share.

5. ULLICO hereby expressly waives any rights that it may have to receive any consideration under Section 4(a)and Section 8 of the Certificate of Designation of 12% Convertible Series B Preferred Stock for all stock to be issued in conjunction with stock purchase agreements and capital raising transactions by the Company as long as all equity is issued at or above $1.00 per share.

6. ULLICO hereby expressly waives any rights that it may have to adjust the Conversion Price of the Series B Preferred Stock under Section 7(1) of the Certificate of Designation as a result of the issuance of any stock by the Company as long as all equity is issued at or above $1.00 per share.

7. ULLICO hereby expressly waives the right for any future warrants that would normally have been included with any payment of PIK dividends.

8. ULLICO hereby expressly waives any rights that it may have to mandatory redemption in the Certificate of Designation, Section 5 (c) and 5 (d)(ii).

9. ULLICO agrees to extend the PIK dividend period in the Certificate of Designation, Section 2 (a)(iii) to the sixth anniversary of contract with the final payment due on May 31, 2004.The PIK dividend received beginning with November 30, 2000 will have a conversion rate of $1.00 per share.

10. ULLICO agrees that the dividend rate stipulated to in the SPA shall be reduced from 12% to 6% per annum beginning June 1, 2000 with the amendment to the Certificate of Designation to be filed with the appropriate Secretary of State. ULLICO further agrees that it will receive a cash dividend equal to six percent in lieu of stock during the PIK Dividend period in the event that the Series C Preferred has more than 50% of the original amount issued outstanding at the end of each extended PIK period. In the event that less than 50% of the originally issued Series C Preferred is outstanding then the cash dividend required to be paid is on a pro rata basis of outstanding shares to the original amount of shares issued.

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11. The  Redemption  Premium shall be redefined to provide an IRR (as defined in the Certificate of Designation) to 20% of the original investment. The redemption provision is further amended to allow for the redemption of half or more of the outstanding Series B Preferred at any time.

12. The signing of this consent shall be considered a permanent waiver of the rights above by ULLICO, provided that the transactions set forth in paragraph 2 are completed.

13. In the event of a secondary offering, common stock held by ULLICO whether by conversion or exercise of warrants shall be included at ULLICO's option.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective duly authorized officers as of the day and year first above written.

                                          JD AMERICAN WORKWEAR, INC.


                                          By: /s/ David N Debaene
                                             -----------------------------
                                             David N. DeBaene, President


                                          THE UNION LABOR LIFE INSURANCE COMPANY


                                          By: /s/Herbert C Canapary
                                             -----------------------------
                                          Name:  Herbert C Canapary
                                          Title: V P Investments

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